 Exhibit 21.1

SUBSIDIARIES of UTAH MEDICAL PRODUCTS, INC.

Subsidiary Name Jurisdiction of Organization Business Name

Utah Medical Products Ltd.BermudaUtah Medical Products Ireland

Columbia Medical & Surgical, Inc.OregonUtah Medical Products

Abcorp MedicalFloridaUtah Medical Products

Femcare Group LimitedUnited KingdomFemcare Group

Femcare LimitedUnited KingdomFemcare Limited

Femcare Australia Pty LtdAustraliaFemcare Australia

Femcare N.Z. LtdNew ZealandFemcare Australia

Utah Medical Products Canada Inc.CanadaFemcare Canada